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                                                                   EXHIBIT 5







                       [FAEGRE & BENSON LLP LETTERHEAD]


                                February 7, 2000


FSI International, Inc.
322 Lake Hazeltine Drive
Chaska, Minnesota  55318

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 40,000 shares of common stock, no par value, of FSI International, Inc., a Minnesota corporation, proposed to be sold by a certain selling shareholder of FSI, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to those shares, and have reviewed such matters of law as we have deemed necessary for this opinion. Based on the foregoing, we advise you that in our opinion the shares of common stock proposed to be sold by the selling shareholder named in the Registration Statement, when sold as contemplated in the Registration Statement following the exercise of the warrant in accordance with its terms, will be legally and validly issued and fully paid and non-assessable under the current laws of the State of Minnesota.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

                                   Very truly yours,

                                   /s/ Faegre & Benson LLP

                                   FAEGRE & BENSON LLP